U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 6, 2007, Emeritus Corporation (the "Company") announced that it has made an offer to the holders of its 6.25% Convertible Subordinated Debentures due 2008 ("debentures") to pay each holder who elects to convert its debentures in full by March 8, 2007 an amount in cash equal to the amount of interest the holder would receive if the debentures were held to maturity. Acceptance of the offer is entirely voluntary.

The Company has $26,575,000 principal amount of debentures outstanding. The debentures are currently convertible into shares of common stock of the Company at a price of $22.00 per share. The Company's offer is not conditioned on a minimum amount of debentures being converted. For each $1,000 in principal amount of debentures converted on or before March 8, 2007, the Company will pay the holder $93.75 in cash on April 16, 2007. This amount represents the amount of interest that a holder would receive from January 1, 2007, the last interest payment date, through July 1, 2008, the maturity date of the debentures, if such holder held the debentures to maturity. The debentures that are not converted will remain outstanding and will mature July 1, 2008, unless earlier converted.

If all of the outstanding debentures are converted to common stock in accordance with their terms at the conversion price of $22 per share, the Company would issue 1,207,955 shares of common stock and pay approximately $2.5 million in cash in April 2007. This amount would otherwise be paid as interest in three equal installments of approximately $830,000 on July 1, 2007, January 1, 2008, and July 1, 2008. The amount of cash paid to holders of the debentures who elect to convert in response to the Company's offer ($2.5 million assuming all of the outstanding debentures are converted) will be expensed in first quarter of 2007, the period in which holders elect to convert.

Of the debentures, 21.8% are beneficially owned by approximately 17 holders who are not affiliates of ours and 78.2% are beneficially owned by affiliates. Entities controlled by Daniel R. Baty, who beneficially owns approximately 29.4% of our outstanding common stock and who is our chief executive officer, own $15.8 million principal amount of debentures, or approximately 59.4% of outstanding debentures. Entities affiliated with Saratoga Partners IV, L.P., which beneficially own approximately 34.1% of the Company’s outstanding common stock and which are represented on the Company’s Board by two directors, own $5.0 million principal amount of debentures, or approximately 18.8% of outstanding debentures. Representatives of the Baty Entities have informed us that they intend to convert all of their debentures in the offer.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

99.1	Press Release dated February 6, 2007,

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 6, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

99.1	Press Release dated February 6, 2007